Exhibit 10.1
Calumet GP, LLC
Long-Term Incentive Plan
Grant of Phantom Units with DERs

Grantee:

Grant Date:	_______________, 200___
1.	Grant of Phantom Units with DERs. Calumet GP, LLC (the “Company”) hereby grants to you ______Phantom Units under the Calumet GP, LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. Beginning effective ______this grant of Phantom Units also includes a tandem grant of a DER with respect to each Phantom Unit. You shall not be credited with DERs for any distributions made with respect to a Unit prior to ______.

2.	Vesting.
(a)	Phantom Units. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall vest 25% on the first ______ following the Grant Date and an additional 25% shall vest on each subsequent ______ with final vesting occurring on the fourth ______ following the Grant Date.

(b)	DERs. The right to receive DERs on and after ______shall be 100% vested on and after that date. If a tandem Phantom Unit is forfeited, your tandem DER with respect to such Phantom Unit shall automatically terminate at that time.
3.	Events Occurring Prior to Vesting.
(a)	Death or Disability. If your employment with the Company terminates as a result of your death or a disability that is expected to be permanent or of long term duration, as determined by the Board, all outstanding Phantom Units then held by you automatically shall become fully vested.

(b)	Other Terminations from the Company. If your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company. However, if your Award is subject to Section 409A of the Code, whether your employment with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.

4.	Payments.
(a)	Phantom Units. As soon as administratively practicable after the vesting of a Phantom Unit, you shall receive from the Company one Unit for each such vested Phantom Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the payment date. If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

(b)	DERs. On or as soon as practicable following the date a cash distribution is made by the Partnership with respect to a Unit, provided such cash distribution is made on or after ______, the Company shall pay you with respect to each Phantom Unit then held by you, an amount of cash equal to the amount of cash distributed with respect to a Unit.
5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units which you may acquire upon payment of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units to be acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.	Withholding of Taxes. To the extent that the vesting or payment of a Phantom Unit or DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from any cash payment such amount of money as may be required to meet its withholding obligations under such applicable laws. No payment of a vested Phantom Unit in the form of a Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event, which may include the Company withholding a number of Units having a value equal to the amount of its tax withholding obligation.

8.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

12.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

13.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

14.	Conflicts. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

CALUMET GP, LLC

By:

Name:

Title: